EXHIBIT 99.1

State Auto Financial Reports Second Quarter Storm Losses

Contact:

Larry Adeleye Director of Investor Relations W (614) 917-5108	Kyle Anderson Director of Media Relations W (614) 917-5497

COLUMBUS, Ohio — July 13, 2010 — State Auto Financial Corporation (NASDAQ: STFC) today announced preliminary estimates of losses due to second quarter 2010 catastrophe storm activity. The company expects second quarter 2010 results will include between $55 and $60 million in pre-tax catastrophe losses. STFC has averaged $40 million in second quarter pre-tax catastrophe storm losses over the past five years. STFC reported $36.9 million attributable to storms for the second quarter of 2009.

“We experienced 13 catastrophes in the second quarter, which were widely scattered throughout our territories, with approximately 60% occurring in four of our largest property states: Indiana, Minnesota, Ohio and Tennessee,” said STFC Chairman, President and CEO Bob Restrepo. “In all of our locations impacted by severe weather, our claims catastrophe teams and our agents worked tirelessly together under difficult conditions to meet the needs of our insureds.”

STFC will release second quarter 2010 financial results on Thursday, July 29, followed by a conference call at 10:00 a.m. Eastern Time to discuss the company’s overall performance. Live and archived broadcasts of that conference call will be posted on www.StateAuto.com.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products through independent insurance agencies in 34 states and the District of Columbia and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group is rated A+ (Superior) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual and Litchfield Mutual Fire. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at www.StateAuto.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.